Exhibit 10.94

ENVIRONMENTAL AND HAZARDOUS

SUBSTANCES INDEMNITY AGREEMENT

This Environmental and Hazardous Substances Indemnity Agreement (this “Indemnity Agreement”) is executed and delivered as of the 14th day of May, 2014, by UCFP OWNER, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013 (“Borrower”), ALSAR LIMITED PARTNERSHIP, a Nevada limited partnership (“Alsar”), ROBERT S. FISHEL, a resident of the State of Florida (“Fishel”), MARK MECHLOWITZ, a resident of the State of Georgia ("Mechlowitz"), ROBERT G. MEYER, a resident of the State of Georgia (“Meyer”), and JORGE L. SARDINAS, a resident of the State of Florida ("Sardinas"), to and for the benefit of KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

RECITALS:

1.          On or about the date hereof, Borrower and Lender entered into that certain Construction Loan Agreement (“Loan Agreement”) whereby Lender agreed to make a secured loan to Borrower (the “Loan”) available to Borrower in the maximum aggregate amount at any time outstanding not to exceed the sum of Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00), to finance the development and construction of a multi-family residential project located on East Colonial Drive, Orlando, Florida (the “Project”).

2.          In connection with the Loan, Borrower has executed and delivered to Lender a Note in favor of Lender of even date herewith (the “Note”) in the principal amount of the Loan and other Loan Documents.

3.          Fishel, Mechlowitz, Meyer, and Sardinas will derive financial benefit from the Loan evidenced and secured by the Note, the Mortgage and the other Loan Documents.

4.          Borrower, Alsar, Fishel, Mechlowitz, Meyer, and Sardinas are referred to individually herein as an “Indemnitor” and collectively as "Indemnitors". As a condition to making the Loan, Lender requires the Indemnitors to indemnify Lender upon the occurrence of certain events.

5.          Lender has relied on the statements and agreements contained herein in agreeing to make the Loan.

AGREEMENTS:

In consideration of the Recitals set forth above and hereby incorporated herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Indemnitors hereby agree as follows:

1.     Definitions. Initially capitalized terms used and not otherwise defined herein shall have the meanings respectively ascribed to them in the Loan Agreement.

2.     Representations and Warranties. Each Indemnitor hereby represents and warrants to Lender, except as set forth in the Environmental Reports (as defined below), (i) that, to the best of its knowledge (a) the Project has been and is free from contamination by Hazardous Material, and (b) no release of any Hazardous Material has occurred on, onto or about the Project; (ii) that the Project currently complies, and will comply based on its anticipated use, with all Laws relating to Hazardous Material; (iii) that, to Indemnitor's knowledge in connection with the ownership, operation, and use of the Project, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained, including those relating to the generation, treatment, storage, disposal or use of Hazardous Material; (iv) that to the best of its knowledge, there is no present, past or threatened investigation, inquiry or proceeding relating to the environmental condition of, or to events on or about, the Project; and (v) it has not, nor will it, release or waive the liability of any previous owner, lessee or operator of the Project or any party who may be potentially responsible for the presence of or removal of Hazardous Material from the Project, nor has it made promises of indemnification regarding Hazardous Material on the Project to any party except as set forth in the Purchase and Sale Agreement pursuant to which Borrower acquired the Property.

3.     Covenants. Indemnitors shall:

a.           comply, and cause all other persons on or occupying the Project to comply, with all Laws relating to Hazardous Material;

b.           not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, Hazardous Material on, under or about the Project; provided, however, that "Hazardous Material" shall not include commercially reasonable amounts of such materials used in the ordinary course of construction, maintenance and operation of the Project which are used and stored in accordance with all applicable Laws relating to Hazardous Material;

c.           immediately advise Lender in writing of:

(i)          any and all Environmental Proceedings affecting the Project;

(ii)         the presence of any Hazardous Material on, under or about the Project of which Lender has not previously been advised in writing;

(iii)        any remedial action taken by, or on behalf of, any Indemnitor in response to any Hazardous Material on, under or about the Project or to any Environmental Proceedings of which Lender has not previously been advised in writing;

(iv)        the discovery by any Indemnitor of the presence of any Hazardous Material on, under or about any real property or bodies of water adjoining or in the vicinity of the Project; and

(v)         the discovery by any Indemnitor of any occurrence or condition on any real property adjoining or in the vicinity of the Project that could cause the Project or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Project under any Laws relating to Hazardous Material;

d.           provide Lender with copies of all reports, analyses, notices, licenses, approvals, orders, correspondences or other written materials in its possession or reasonable control relating to the environmental condition of the Project or real property or bodies of water adjoining or in the vicinity of the Project or Environmental Proceedings immediately upon receipt, completion or delivery of such materials;

e.           not install or allow to be installed any tanks on, at or under the Project;

f.            not create or permit to continue in existence any lien (whether or not such lien has priority over the lien created by the Mortgage) upon the Project imposed pursuant to any Laws relating to Hazardous Material; and

g.           not change or alter the present use of the Project unless Indemnitors shall have notified Lender thereof in writing and Lender shall have determined, in its sole and absolute discretion, that such change or modification will not result in the presence of Hazardous Material on the Project in question in such a level that would increase the potential liability for Environmental Proceedings.

4.     Right of Entry and Disclosure of Environmental Reports. Subject to the rights of tenants under the Leases, Borrower hereby grants to Lender and its agents, employees, consultants and contractors, an irrevocable license and authorization to enter upon and inspect the Project at reasonable times and upon reasonable advance notice, and conduct such environmental audits and tests, including, without limitation, subsurface testing, soils and groundwater testing, and other tests which may physically invade the Project, in its reasonable discretion, determine are necessary or desirable. With respect to invasive testing, such as soil borings, Lender shall consult with Borrower in advance of such tests. Lender agrees, however, that it shall not conduct any such audits, unless an Event of Default exists under the Loan Documents or Lender reasonably believes that such audit may disclose the presence or release of Hazardous Material or unless an environmental audit deems further testing necessary. Without limiting the generality of the foregoing, Borrower agrees that Lender shall have the right to appoint a receiver to enforce this right to enter and inspect the Project to the extent such authority is provided under applicable law. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any inspection, audit or testing conducted in accordance with this Section 4 shall be paid by Indemnitors. The results of all investigations and reports prepared by Lender shall be and at all times remain the property of Lender and under no circumstances shall Lender have any obligation whatsoever to disclose or otherwise make available to Indemnitors or any other party such results or any other information obtained by it in connection with such investigations and reports; provided, however, that if there exists no Event of Default under the Loan Documents, if requested by Borrower, Lender shall provide to Borrower a copy of the written report with respect to any inspection, audit or testing for which Indemnitors have paid hereunder. Lender hereby reserves the right, and Indemnitors hereby expressly authorize Lender to make available to any party in connection with a sale of the Project any and all reports, whether prepared by Lender or prepared by Borrower and provided to Lender (collectively, the "Environmental Reports") which Lender may have with respect to the Project. Borrower consents to Lender notifying any party under such circumstances of the availability of any or all of the Environmental Reports and the information contained therein. Each Indemnitor further agrees that Lender may disclose such Environmental Reports to any governmental agency or authority if they reasonably believe that they are legally required to disclose any matter contained therein to such agency or authority; provided that Lender shall give Borrower at least 48 hours prior written notice before so doing. Each Indemnitor acknowledges that Lender cannot control or otherwise assure the truthfulness or accuracy of the Environmental Reports, and that the release of the Environmental Reports, or any information contained therein, to prospective bidders at any foreclosure sale of the Project may have a material and adverse effect upon the amount which a party may bid at such sale. Each Indemnitor agrees that Lender shall not have any liability whatsoever as a result of delivering any or all of the Environmental Reports or any information contained therein to any third party, and each Indemnitor hereby releases and forever discharges Lender from any and all claims, damages, or causes of action arising out of, connected with or incidental to the Environmental Reports or the delivery thereof.

5.     Indemnitor's Remedial Work. Indemnitors shall promptly perform any and all necessary remedial work ("Remedial Work") in response to any Environmental Proceedings or the presence, storage, use, disposal, transportation, discharge or release of any Hazardous Material on, under or about any of the Project; provided, however, that Indemnitors shall perform or cause to be performed such Remedial Work so as to minimize any impairment to Lender's security under the Loan Documents.

All Remedial Work shall be conducted:

a.     in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer;

b.     pursuant to a detailed written plan for the Remedial Work approved by any public or private agencies or persons with a legal or contractual right to such approval;

c.     with such insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities; and

d.     only following receipt of any required permits, licenses or approvals.

The selection of the Remedial Work contractors and consulting environmental engineer, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) shall each be subject to Lender’s prior written approval, which shall not be unreasonably withheld or delayed. In addition, Indemnitors shall submit to Lender, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other Remedial Work contracts and similar information prepared or received by Indemnitors in connection with any Remedial Work, or Hazardous Material relating to the Project. All costs and expenses of such Remedial Work shall be paid by Indemnitors, including, without limitation, the charges of the Remedial Work contractors and the consulting environmental engineer, any taxes or penalties assessed in connection with the Remedial Work and Lender’s reasonable fees and out-of-pocket costs incurred in connection with monitoring or review of such Remedial Work. Lender shall have the right but not the obligation to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Environmental Proceedings.

6.     Indemnity. Indemnitors shall protect, indemnify, defend and hold Lender and any successors to Lender’s interest in the Project, and any other Person who acquires any portion of the Project at a foreclosure sale or otherwise through the exercise of Lender's rights and remedies under the Loan Documents, and all directors, officers, employees and agents of all of the aforementioned indemnified parties, harmless from and against any and all actual or potential claims, liabilities, damages (direct or indirect), losses, fines, penalties, judgments, awards, costs and expenses (including, without limitation, all attorneys' fees and costs and expenses of investigation) (collectively, "Expenses") which arise out of or relate in any way to any breach of any representation, warranty or covenant contained herein, or any Environmental Proceedings or any use, handling, production, transportation, disposal, release or storage of any Hazardous Material in, under or on the Project, whether by any Indemnitor or any other person, including, without limitation:

a.     all foreseeable and all unforeseeable Expenses arising out of:

(i)          Environmental Proceedings or the use, generation, storage, discharge or disposal of Hazardous Material by Indemnitors, any prior owner or operator of the Project or any person on or about the Project;

(ii)         any residual contamination affecting any natural resource or the environment; or

(iii)        any exercise by Lender of any of its rights and remedies hereunder; and

b.     the costs of any required or necessary investigation, assessment, testing, remediation, repair, cleanup, or detoxification of the Project and the preparation of any closure or other required plans.

Indemnitors' liability to the aforementioned indemnified parties shall arise upon the earlier to occur of (1) discovery of any Hazardous Material on, under or about the Project, or (2) the institution of any Environmental Proceedings, and not upon the realization of loss or damage, and Indemnitors shall pay to Lender from time to time, immediately upon request, an amount equal to such Expenses, as reasonably determined by Lender. In addition, in the event any Hazardous Material is removed, or caused to be removed from the Project, by Indemnitors, Lender or any other person, the number assigned by the U.S. Environmental Protection Agency to such Environmental Proceedings or any similar identification shall in no event be in the name of Lender or identify the Lender as a generator, arranger or other designation. The foregoing indemnity shall not include Expenses arising solely from Hazardous Material which first exist on the Project following the date on which the Lender takes title to the Project, whether by foreclosure of the Mortgage, deed-in-lieu thereof or otherwise or which are otherwise caused by the gross negligence or willful actions of Lender.

7.     Remedies Upon Default.      In addition to any other rights or remedies Lender may have under this Indemnity Agreement, at law or in equity, in the event that Indemnitors shall fail to timely comply with any of the provisions hereof, or in the event that any representation or warranty made herein proves to be false or misleading in any material respect, then, in such event,

(a)	after delivering written notice to Indemnitors, which notice specifically states that Indemnitors have failed to comply with the provisions of this Indemnity Agreement; and

(b)	after the expiration of the earlier to occur of the thirty (30) day period after receipt of such notice or the cure period, if any, permitted under any applicable law, rule, regulation or order with which Indemnitors shall have failed to comply [provided that if no shorter cure period applies under any applicable law, rule, regulation or order, and such failure is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Indemnitors shall have an additional ninety (90) day period to cure such failure hereunder so long as (Y) Indemnitors commence such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting one hundred twenty (120) day period from the date of Lender’s notice],

Lender may declare an Event of Default under the Loan Documents and exercise any and all remedies provided for therein, and/or do or cause to be done whatever is reasonably necessary to cause the Project to comply with all Laws relating to Hazardous Material and other applicable Laws, rules, regulations or orders and the cost thereof shall constitute an Expense hereunder and shall become immediately due and payable without notice and with interest thereon at the Default Rate until paid. Subject to the rights of tenants under the Leases, Indemnitors shall give to Lender and its agents and employees access to the Project for the purpose of effecting such compliance and hereby specifically grant to Lender a license, effective upon expiration of the applicable period as described above, if any, to do whatever is necessary to cause the Project to so comply, including, without limitation, to enter the Project and remove therefrom any Hazardous Material or otherwise comply with any Laws relating to Hazardous Material.

8.     Obligations.      The obligations set forth herein, including, without limitation, Indemnitors' obligation to pay Expenses hereunder, are collectively referred to as, the "Environmental Obligations". Notwithstanding any term or provision contained herein or in the Loan Documents, the Environmental Obligations are unconditional. Indemnitors shall be fully and personally liable for the Environmental Obligations hereunder, and such liability shall not be limited to the original principal amount of the Loan. The Environmental Obligations shall survive the repayment of the Loan and any foreclosure, deed-in-lieu of foreclosure or similar proceedings by or through which Lender or any of its affiliates, nominees, successors or assigns or any other person bidding at a foreclosure sale may obtain title to the Project or any portion thereof. Notwithstanding anything to the contrary herein, the Environmental Obligations of each Indemnitor under this Indemnity Agreement shall terminate and be of no further force or effect on the date that is four (4) years following repayment in full of all amounts due and owing by Borrower under the Loan, provided that (i) if requested by Lender, Borrower shall have delivered to Lender an environmental site assessment report dated within ninety (90) days of the fourth (4th) anniversary and acceptable to Lender in its reasonable discretion prepared by a properly licensed environmental consultant acceptable to Lender in its reasonable discretion reflecting that the Project is free of contamination by Hazardous Material and that no violation of any applicable Laws relating to Hazardous Material exists with respect to the Project; (ii) as of such fourth (4th) anniversary, neither Lender nor any of its successors, assigns, affiliates or participants at any time or in any manner through exercise of any rights or remedies (including any deed-in-lieu of foreclosure) under the Loan Documents has taken possession of the Project or any portion thereof, or taken title to the Project or any portion thereof; and (iii) the Environmental Obligations of the Indemnitors under this Indemnity Agreement shall nonetheless survive as to any claims, actions, litigation or other proceedings that are then pending or subject to further appeal as of the fourth (4th) anniversary of such repayment in full.

9.     Waiver. No waiver of any provision of this Indemnity Agreement nor consent to any departure by Indemnitors therefrom shall in any event be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Indemnitors shall in any case entitle Indemnitors to any other or further notice or demand in similar or other circumstances.

10.     Exercise of Remedies. No failure on the part of Lender to exercise and no delay in exercising any right or remedy hereunder, at law or in equity, shall operate as a waiver thereof. Lender shall not be estopped to exercise any such right or remedy at any future time because of any such failure or delay; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

11.     Assignment. Lender may assign its interest under this Indemnity Agreement to any successor to its respective interests in the Project or the Loan Documents. This Indemnity Agreement may not be assigned or transferred, in whole or in part, by Indemnitors and any purported assignment by Indemnitors of this Indemnity Agreement shall be void ab initio and of no force or effect.

12.     Counterparts. This Indemnity Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of such counterparts taken together shall constitute but one and the same instrument.

13.     Governing Law. This Indemnity Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Georgia.

14.      Modifications. This Indemnity Agreement may be amended or modified only by an instrument in writing which by its express terms refers to this Indemnity Agreement and which is duly executed by Indemnitors and consented to in writing by Lender.

15.     Attorneys' Fees. If Lender commences litigation for the interpretation, enforcement, termination, cancellation or rescission of this Indemnity Agreement, or for damages for the breach of this Indemnity Agreement, Lender shall be entitled to its reasonable and actual attorney’s fees at standard hourly rates without regard to any presumptive statutory attorney’s fees (including, but not limited to, in-house counsel fees) and court and other costs incurred in connection therewith.

16.     Interpretation. This Indemnity Agreement has been negotiated by parties knowledgeable in the matters contained herein, with the advice of counsel, is to be construed and interpreted in absolute parity, and shall not be construed or interpreted against any party by reason of such party's preparation of the initial or any subsequent draft of the Loan Documents or this Indemnity Agreement.

17.     Severability. If any term or provision of this Indemnity Agreement shall be determined to be illegal or unenforceable, all other terms and provisions in this Indemnity Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.

18.     Other Laws. Nothing in this Indemnity Agreement, and no exercise by Lender of its rights or remedies under this Indemnity Agreement, shall impair, constitute a waiver of, or in any way affect Lender's rights and remedies with respect to Indemnitors under any Laws relating to Hazardous Material, including without limitation, contribution provisions or private right of action provisions under such Laws relating to Hazardous Material.

19.     Notices.     Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:	UCFP Owner, LLC, as Trustee under
the BR/CDP Colonial Trust Agreement
dated December 15, 2013
880 Glenwood Avenue SE, Suite H
Atlanta, GA 30316
Attn: Rob Meyer
Phone: (678) 949-9678
Fax: (404) 890-5681

With a copy to:	BLUEROCK REAL ESTATE, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan Ruddy and Michael L. Konig
Phone: 908.415.8869
Fax: (646) 278-4220

With a copy to:	NELSON MULLINS RILEY & SCARBOROUGH LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Tel: 404.322.6469
Fax: 404.322.6050

With a copy to:	Hirschler Fleischer
2100 East Cary Street
Richmond, VA 23223
Attn: S. Edward Flanagan, Esq.
Phone: (804) 771-9592
Fax: (804) 644-0957

Alsar:	Alsar Limited Partnership
4425 Spring Mountain Road, Suite 350
Las Vegas, NV 89102
	Telephone:	(561) 279-8350
	Facsimile:	None

With a copy to:	NELSON MULLINS RILEY & SCARBOROUGH LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Tel: 404.322.6469
Fax: 404.322.6050

Fishel:	Robert S. Fishel
5511 S. Congress Avenue, Suite 125
Atlantis, FL 33462
	Telephone:	(561) 279-8350
	Facsimile:	None

With a copy to:	NELSON MULLINS RILEY & SCARBOROUGH LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Tel: 404.322.6469
Fax: 404.322.6050

Mechlowitz:	Mark Mechlowitz
880 Glenwood Ave SE, Suite H
Atlanta, Georgia 30316
Telephone: (678) 949-9678
Facsimile: (404) 890-5681

With a copy to:	NELSON MULLINS RILEY & SCARBOROUGH LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Tel: 404.322.6469
Fax: 404.322.6050

Meyer:	Rob Meyer
880 Glenwood Ave SE, Suite H
Atlanta, Georgia 30316
	Telephone:	(678) 949-9678
	Facsimile:	(404) 890-5681

Sardinas:	Jorge Sardinas
136 Clearlake Drive
Ponte Vedra Beach, Florida 32082
	Telephone:	(904) 473-5271
	Facsimile:	None

With a copy to:	NELSON MULLINS RILEY & SCARBOROUGH LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Tel: 404.322.6469
Fax: 404.322.6050

Lender:	KEYBANK NATIONAL ASSOCIATION
66 South Pearl St., 5th Floor
MSC: NY-31-66-0567
Albany, NY 12207
Attn: Terry Hill
Direct: (518) 257-8569
Phone: (518) 257-8572

With a copy to:	KEYBANK NATIONAL ASSOCIATION
1200 Abernathy Road, NE, Suite 1550
Atlanta, GA 30328
Attn: Joe Fadus
Direct: (770 510-2162
Phone: (770) 510-2195

With a copy to:	Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308
	Attention:	Jeff Greenway
	Telephone:	(404) 885-3257
	Fax:	(404) 962-6776

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

20.         Joint and Several Liability. Indemnitors agree that they shall each be jointly and severally liable for the performance of the Environmental Obligations and all other obligations of the Indemnitors contained herein.

21.         Captions. The headings of each section herein are for convenience only and do not limit or construe the contents of any provisions of this Indemnity Agreement.

[Signatures commence on following page]

IN WITNESS WHEREOF, Indemnitors have caused this Indemnity Agreement to be executed under seal as of the day and year first above written.

Borrower:

UCFP OWNER, LLC, a Delaware limited liability company,
as Trustee under the BR/CDP Colonial Trust Agreement
dated December 15, 2013

By:	/s/ Robert Meyer
Name:	Robert Meyer
Title:	Vice President

[SEAL]

INDEMNITORS:

ALSAR LIMITED PARTNERSHIP,
a Nevada limited partnership

By:	Saral Corporation,
a Nevada corporation, its general partner

By:	/s/ Robert S. Fishel
Name: Robert S. Fishel
Title: President

/s/ Robert S. Fishel	(SEAL)
Robert S. Fishel

/s/ Mark Mechlowitz	(SEAL)
Mark Mechlowitz

/s/ Robert G. Meyer	(SEAL)
Robert G. Meyer

/s/ Jorge Sardinas	(SEAL)
Jorge Sardinas

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